Exhibit 10(v)

INSTRUMENT OF AMENDMENT TO THE
MERRIMAC INDUSTRIES, INC.
2006 STOCK OPTION PLAN

WHEREAS, Merrimac Industries, Inc. (the “Company”) maintains the Merrimac Industries, Inc. 2006 Stock Option Plan (the “Plan”); and

WHEREAS, Section IX.G. of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan in certain respects; and

WHEREAS, the Board wishes to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective December 13, 2007, as follows:

1. Section II of the Plan is amended by adding the following new definition immediately after the definition of “Act” and immediately before the definition of “Code”:

““Administrator” means the Board, its Delegate or, to the extent necessary to preserve any exemption available to the Company from the compensation limits under Section 162(m) of the Code, the Committee.”

2. Section II of the Plan is amended by adding the following new definition immediately after the definition of “Continuing Directors” and immediately before the definition of “Disability”:

““Delegate” shall mean such person or persons to whom the Board has delegated authority with respect to the Plan.”

3. The definition of “Fair Market Value” in Section II of the Plan is amended to read in its entirety as follows:

“‘‘Fair Market Value’’ means (a) with respect to Common Stock that is not readily tradeable on an established securities market, the fair market value as determined by the Administrator in good faith or in the manner established by the Administrator from time to time, in accordance with Section 409A of the Code and regulations thereunder; or (b) with respect to Common Stock that is readily tradeable on the securities market, the Closing Price on the day prior to the day as of which the Fair Market Value is being determined.”

4. Section III of the Plan is amended to read in its entirety as follows:

“III. Administration.

A. The Plan shall be administered by the Administrator. Among other things, the Administrator shall have authority, subject to the terms of the Plan, to grant Options, to determine the individuals to whom and the time or times at which Options may be granted and to determine the terms and conditions of any Option granted hereunder.

B. Subject to the provisions of the Plan, the Administrator shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Administrator’s decision and interpretations shall be final and binding. Any action of the Administrator with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members; provided, however, that the Administrator shall not vote on matters relating directly to his or her own Plan benefit or participation.

C. The Administrator may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Administrator shall keep minutes of its actions under the Plan.”

5. The first two sentences of Section IV of the Plan are amended to read in their entirety as follows:

“All employees of and consultants to the Company and/or its Related Corporations, including officers and any director who is an employee of the Company or a Related Corporation, and all Non-Employee Directors, including members of the Board and the Committee, shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among those eligible, and the Administrator shall determine at the time of grant, in its sole discretion, the numbers of shares to be covered by the Option or Options granted to each Participant.”

6. The first sentence of Section V.B. of the Plan is amended to read in its entirety as follows:

“In the event the Administrator determines, in its sole discretion, that any stock dividend, extraordinary cash dividend (to the extent permitted by Treasury Regulations Section 1.162-27(e) or any successor regulations), creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted under the Plan to Participants, the Administrator may adjust equitably any or all of (i) the number of shares of Common Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, and if considered appropriate, the Administrator may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that the number of shares subject to any Option shall always be a whole number.”

7. Section VI.A. of the Plan is amended to read in its entirety as follows:

“A. Subject to the provisions of the Plan, the Administrator may grant Incentive Stock Options and Non-Qualified Stock Options and determine the number of shares of Common Stock to be covered by each Option, the Option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Administrator under the Plan be so exercised, so as to disqualify, without the consent of the Participant, any Incentive Stock Option granted under the Plan to such Participant.”

8. Section VI.B of the Plan is amended to read in its entirety as follows:

“B. The Option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant with respect to Incentive Stock Options, and shall be the price determined by the Administrator, which may be less than, equal to or greater than the Fair Market Value of the Common Stock on the date immediately preceding the date of grant but in no event less than the par value of the Common Stock, with respect to Non-Qualified Stock Options; provided, however, that, if the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of Stock of the Company or any Related Corporation and an Incentive Stock Option is granted to such Participant, the Option price per share of Common Stock purchasable under the Option shall be not less than 110% of Fair Market Value of the Common Stock on the date of grant.”

9. Section VI.E of the Plan is amended to read in its entirety as follows:

“E. Unless otherwise determined by the Administrator at the time of grant or as otherwise provided herein, in the event a Participant’s employment or other service with the Company and all Related Corporations terminates by reason of Retirement or Disability, any Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Option, or within three months in the case of a Disability that does not meet the definition of ‘‘permanent and total disability’’ under Section 22(e) of the Code and 12 months in case of a Disability that meets the definition of ‘‘permanent and total disability’’ under Section 22(e) of the Code (or such shorter period as the Administrator shall determine at the time of grant), following the Participant’s Retirement or Disability, whichever period is shorter.”

10. The first clause in each of Sections VI.F, VI.G and VI.H is amended to read in its entirety as follows:

“Unless otherwise determined by the Administrator at the time of grant or as otherwise provided herein,”

11. The last sentence of Section VI.I is amended to read in its entirety as follows:

“A Participant shall notify the Administrator in writing in the event that he or she disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date of transfer to the Participant of Common Stock acquired upon exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Company in order to enable the Company to secure any related income tax deduction to which it may be entitled in such event under the Code.”

12. Section VI.J of the Plan is amended to read in its entirety as follows:

“J. The Administrator may at any time accelerate the exercisability of all or any portion of any Option; provided, however, that the exercisability of any Option shall not be accelerated to the extent such acceleration would result in liability under Section 409A of the Code.”

13. The first clause of the second sentence of Section VII of the Plan is amended to read in its entirety as follows:

“Unless otherwise determined by the Administrator at the time of grant or as otherwise provided herein,”

14. Section VIII.A of the Plan is amended to read in its entirety as follows:

“A. The Administrator shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify an Option from the exemption provided by Rule 16b-3 under the Act, and any successor provision.”

15. Section VIII.B of the Plan is amended to read in its entirety as follows:

“B. Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.”

16. Section VIII.C of the Plan is amended to read in its entirety as follows:

C. Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Administrator need not treat Participants uniformly.”

17. Section VIII.D of the Plan is amended to read in its entirety as follows:

“D. Payment of the purchase price for each share of Common Stock purchased by the exercise of an Option shall be made in cash or by certified or bank check. Notwithstanding the foregoing, to the extent permitted by the Administrator, all or part of such purchase price may be paid using shares of Common Stock owned by the Participant (the Fair Market Value of which on the date of delivery equals the amount of such purchase price being so paid), or other securities of the Company, other property or other lawful consideration (in each case, the fair market value of which on the date of delivery equals the amount of such purchase price being so paid) as the Administrator may determine. Unless otherwise prohibited by law for either the Company or a Participant, a Participant may irrevocably authorize a third party to sell shares of Common Stock (or a sufficient portion thereof) acquired upon exercise of an Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. Upon notice of exercise of any Option by a Participant, the Administrator may elect to settle all or part of such Option by paying the Participant an amount in cash equal to the excess of the Fair Market Value of the Common Shares that are subject to such Option as of the date of exercise over the exercise price for the number of Common Shares subject to such Option which the Administrator elects to settle for cash hereunder.”

18. Section VIII.E of the Plan is amended to read in its entirety as follows:

“Unless otherwise determined by the Administrator at the time of grant, in the event of a Change in Control, the Administrator may provide, in its sole discretion, that upon the occurrence of the Change in Control (i) each Option theretofore granted to a Participant which shall not theretofore have expired or otherwise been cancelled shall become immediately exercisable in full, (ii) provided that no liability results under Section 409A of the Code, each share of Common Stock subject to an outstanding Option granted to a Participant shall be settled for the Change in Control Price (less, to the extent applicable, the Option price per share of Common Stock) or, if the Option price of any Option equals or exceeds the Change in Control Price of the Option, then such outstanding Option shall be terminated and cancelled, (iii) provided that no liability results under Section 409A of the Code, adjust the terms of an outstanding Option granted to a Participant in a manner determined by the Administrator, (iv) provided that no liability results under Section 409A of the Code, cause an outstanding Option granted to a Participant to be assumed, or new rights substituted therefor, by another entity, or (v) provided, that no liability results under Section 409A of the Code, make such other provision as the Administrator may consider equitable and in the best interests of the Company.”

19. The second sentence of Section VIII.F of the Plan is amended to read in its entirety as follows:

“In the Administrator’s sole discretion, a Participant (other than a Section 16 Participant, who shall be subject to the following sentence) may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares issuable upon exercise of the Option creating the tax obligation.”

20. Clause (2) of Section VIII.G of the Plan is amended to read in its entirety as follows:

“2. an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing”

21. The first sentence of Section VIII.H of the Plan is amended to read in its entirety as follows:

“The Administrator may amend, modify or terminate any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type, changing the date of exercise, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant’s consent to each action shall be required unless the Administrator determines that such amendment, modification or termination would not materially and adversely affect the Participant or such amendment, modification or termination is necessary to comply with applicable law including without limitation in order to avoid violation of Section 409A.”

22. Section IX.E of the Plan is amended to read in its entirety as follows:

“E. The Administrator shall not be liable for any action taken or determination made in good faith with respect to this Plan; nor shall the Administrator be liable for any agreement issued pursuant to this Plan or any grants under it. The Administrator shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless a member’s action constitutes serious or willful misconduct.”

MERRIMAC INDUSTRIES, INC.

By:	/s/ Robert V. Condon
Name: Robert V. Condon
Title: Vice President, Finance and Chief Financial Officer
Date: December 13, 2007